UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) December 18, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



              STATE OF DELAWARE                1-143           38-0572515
              -----------------                -----           ----------
        (State or other jurisdiction of     (Commission     (I.R.S. Employer
        Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                48265-3000
      -----------------------------------------                ----------
      (Address of Principal Executive Offices)                 (Zip Code)



        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








===============================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

{ } Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

{ } Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR
    240.14a-12)

{ } Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

{ } Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







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Item 8.01   Other Events

On December 18, 2006 General Motors Corporation ("GM") entered into the Framework Support Agreement (the "Framework Agreement") with Delphi Corporation ("Delphi"), which has filed for business reorganization under chapter 11 of the U.S. Bankruptcy Code, and Appaloosa Management L.P.; Cerberus Capital Management, L.P.; Harbinger Capital Partners Master Fund I, Ltd.; Merrill Lynch, Pierce, Fenner & Smith, Incorporated; and UBS Securities LLC (together, the "Plan Investors"). Delphi is a major supplier to GM and was spun off from GM in 1999.

The Framework Agreement can be terminated by any party in its sole discretion at any time after April 1, 2007 with or without cause upon two business days' notice, and would terminate automatically upon termination of a certain investment agreement between Delphi and the Plan Investors. The Framework Agreement outlines certain material terms of a proposed Chapter 11 plan (the "Proposed Plan") for Delphi and its direct and indirect subsidiaries that are parties to the Chapter 11 proceedings (together, the "Debtors") that is conditioned on (a) the implementation of an overall transformation strategy that would include the settlement of certain issues and disputes between GM and the Debtors (the "Designated Issues") and (b) proposed equity investments by the Plan Investors in Delphi. The Designated Issues include (a) legacy obligations related to Delphi employees who formerly were GM employees (the "Transferred Employees"), including responsibility for various pension and other post-employment benefit obligations, (b) all alleged claims arising from GM's spin-off of Delphi, (c) costs associated with the transformation of the Debtors' business, (d) the restructuring of on-going contractual relationships between GM and Delphi with respect to continuing operations, and (e) the amount and treatment of GM's claims against the Debtors in the Chapter 11 proceedings.

Pursuant to the Framework Agreement, the Debtors intend, among other things, to negotiate and finalize the Proposed Plan and other related documents, seek U.S. Bankruptcy Court approval of the Proposed Plan and payment of related expenses, prepare and distribute a draft disclosure statement with respect to the Proposed Plan to the Plan Investors and GM, and seek Bankruptcy Court approval of such disclosure statement (the "Disclosure Statement Order"). GM and the Plan Investors will, among other things, negotiate these matters in good faith but are not obligated to enter into any agreements. GM and Delphi intend to pursue definitive documentation evidencing all aspects of the commercial, business, and labor-related agreements between them. Provided that GM and Delphi reach agreement on all the documents affecting GM under the Proposed Plan, GM will support the Disclosure Statement Order and refrain from objecting to or impeding confirmation of the Proposed Plan by the Bankruptcy Court.

In addition, the Framework Agreement provides that until April 1, 2007 GM and the Plan Investors will not pursue, negotiate, or facilitate any transaction inconsistent with the proposed investment of the Plan Investors in Delphi; this commitment could be extended beyond that date by the consent of GM and the Plan Investors, which may not be withheld unreasonably.

Under the Framework Agreement, the Plan would provide that GM's claims against the Debtors would be satisfied by the payment of $2.63 billion in cash and 7 million shares of common stock in Delphi as reorganized (a total of 135 million fully diluted shares).

GM expects that the obligations and costs that it would assume to resolve the Designated Issues together with its recoveries contemplated by the Proposed Plan would be consistent with the $6 billion to $7.5 billion range of net liabilities associated with Delphi's Chapter 11 proceedings that was previously disclosed.

Delphi has informed GM that it filed the Framework Agreement and a related agreement between Delphi and the Plan Investors with the Bankruptcy Court on December 18, 2006.

Forward-Looking Statements

 In this report on Form 8-K and in related comments by GM's management, we use words like "expect," "anticipate," "estimate," "plan," "intend," "pursue," or "believe," to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but GM's actual results may differ materially due to a variety of important factors. Among other items, such factors include negotiations and bankruptcy court actions with respect to the terms of the Proposed Plan and any agreements contemplated by the Proposed Plan, resolution of the various issues and disputes between GM and the Debtors, and negotiations with respect to the proposed investment in Delphi by the Plan Investors.


                                           # # #

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        GENERAL MOTORS CORPORATION
                                        (Registrant)



Date:  December 18, 2006           By:  /s/Frederick A. Henderson
                                   ---  ------------------------------------
                                        (Frederick A. Henderson, Vice
                                        Chairman and Chief Financial Officer)